Exhibit 99.1

News Release

The Coca-Cola Company Names Henrique Braun

Executive Vice President and Chief Operating Officer

ATLANTA, Dec. 11, 2024 – The Coca-Cola Company today announced Henrique Braun has been named Executive Vice President and Chief Operating Officer, effective Jan. 1, 2025. In this expanded role, Braun will be responsible for all of the company’s operating units worldwide. He will report to Chairman and CEO James Quincey.

Braun currently serves as EVP and President, International Development, overseeing the company’s operating units for Latin America; Japan & South Korea; ASEAN & South Pacific; Greater China and Mongolia; Africa; India & Southwest Asia; and Eurasia and Middle East.

As COO, Braun will add oversight of the North America and Europe operating units.

“Henrique has built an impressive track record of driving our growth strategy along with numerous operational accomplishments, all while keeping the consumer as the center of decisions,” Quincey said. “He has proven to be a trusted, strategic leader with a reputation for developing talent and delivering results.”

Prior to his current role, Braun served as President of the Latin America operating unit from 2020 to 2022 and as President of the Brazil business unit from 2016 to 2020. From 2013 to 2016, he was President of the company’s Greater China & Korea business unit.

Braun, 56, joined The Coca-Cola Company in 1996 in Atlanta and progressed through roles of increasing responsibilities in North America, Europe, Asia and Latin America. Those positions included supply chain, new business development, marketing, innovation, general management and bottling operations. Braun has served in regional, business unit and corporate functions.

“I am energized and honored to take on this broader role and look forward to partnering with James, our executive leadership team, bottling partners and associates to deliver on our total beverage strategy and drive growth across the company and our system worldwide,” Braun said.

The following leaders will report to Braun:

o	Selman Careaga, president, ASEAN & South Pacific operating unit;
o	Nikos Koumettis, president, Europe operating unit;
o	Gilles Leclerc, president, Greater China and Mongolia operating unit;
o	Jennifer Mann, EVP and president, North America operating unit;
o	Luisa Ortega, president, Africa operating unit;
o	Murat Ozgel, president, Japan & South Korea operating unit;
o	Bruno Pietracci, president, Latin America operating unit;
o	Sanket Ray, president, India & Southwest Asia operating unit;
o	Sedef Salingan Sahin, president, Eurasia and Middle East operating unit.

Braun holds a bachelor’s degree in agricultural engineering from the University Federal of Rio de Janeiro, a master’s of science degree from Michigan State University and an MBA from Georgia State University.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com